Western Magnesium Celebrates Production of Magnesium Metal with Unprecedented Technology

WASHINGTON, D.C. – TheNewswire – June 7, 2022 - Western Magnesium Corporation (TSXV: WMG.V; OTCQB: MLYF; Frankfurt-3WM) ("Western Magnesium" or the "Company") is celebrating unprecedented success in the production of magnesium metal at its commercial pilot plant. Management is excited that its proprietary continuous reactor is operating as designed, maintaining target temperature and pressure while allowing for continuous feed, discharge, and magnesium production. Achieving silicothermic reduction in a continuous reactor is a milestone that has never been accomplished globally to date, and the Company looks forward to the next steps of demonstration that will take place.

As the holder of proprietary technology that allows for the environmentally safe production of magnesium metal, Western Magnesium has an extraordinary opportunity to fill the surging demand in the auto, aerospace, airline, eco-friendly industries, and the Department of Defense, essentially answering market demand that is surging in America. Magnesium is essential to the production of aluminum and titanium and a scarcity of the raw material could worsen an already tight supply territory.

Domestic magnesium production was offshored to China years ago in part because operational costs in North America became excessive and old production methods of extraction proved harmful to the environment. Western Magnesium's proprietary technology and production methods will allow the Company to produce 99.8 percent pure magnesium metal with near-zero environmental consequences. This will make North America far less reliant on China for this critical mineral that will lighten and improve a wide range of civilian and defense goods and be an additive in multiple other processes such as aluminum and titanium.

"The success of our magnesium production that we are seeing at our commercial pilot plant ushers in a new era for Western Magnesium and the United States," said Western Magnesium's Executive Chairman Ed Lee. "I am humbled by both the management and operations team, and their continued drive to challenge the status quo and develop this unparalleled technology. We are closer than ever to exhibiting how America can run metal production operations in an environmentally sound and sustainable way."

"It's a thrilling time to be at the forefront of this manufacturing revolution," said Western Magnesium's Executive President & CEO Sam Ataya. "We have witnessed the birth of a new technology that puts us on the cutting edge of showcasing novel solutions and setting new standards for responsible "green" magnesium production and ending America's reliance on China for a strategic mineral that we simply must have to ensure our national security. With this achievement, we are maintaining the path to providing long-term stable supply to both domestic and defense sectors within the United States."

"These next few years will put America at the forefront of creating a stable supply of magnesium metal and will place Western Magnesium on a path to competing directly with China as domestic and global demand grows," said Western Magnesium's Global President and Chief Operating Officer Lisa Maxwell.

"It is a true honor to be at the helm of this innovative technology that has been years in the making," said Western Magnesium's Chief Technology Officer Paul Sauve. "We have worked tirelessly to ensure the efficacy of this unprecedented technology and strongly believe that it will ultimately meet production needs in an environmentally responsible and ecologically sound way."

Western Magnesium's technology which was developed in the commercial pilot plant is based on continuous silicothermic reduction and a proprietary collection system and is internally designed to refine the Company's production methods.

Once refined, this scalable technology will be installed in a new facility in Harrison County, Ohio. The Company intends to begin construction of this full-scale facility next year and will produce more than 100,000 metric tons annually. The mega plant will have the capacity to produce 10 percent of the world's current supply and will employ 250 full-time and five hundred support personnel in Harrison County. The Company will be reviewing all steps of the process to ensure efficient and successful project execution and completion.

Figure 1 – Magnesium metal poured at Western Magnesium's commercialized pilot plant

Figure 2 – Members of the Company's operations team

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About Western Magnesium
Western Magnesium's goal is to be a low-cost producer of green, primary magnesium metal, a strategic commodity prized for its strength and light weight. Unlike outdated, costly, and highly polluting production processes, Western Magnesium intends to use a continuous silicothermic process to produce magnesium, which significantly reduces labor and energy costs relative to current methods and processes, while being environmentally friendly.

Media Relations & Corporate Communications: Ashleigh Barry | abarry@westmagcorp.com | (202) 258-4453

Investor Relations: John Ulmer | julmer@westmagcorp.com | (604) 423-2709

Safe Harbor Statement

This news release contains statements that involve expectations, plans, or intentions (such as those relating to future business or financial results), and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described in this news release. Such securities have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or any state securities laws, and, accordingly, may not be offered or sold within the United States, or to or for the account or benefit of persons in the United States or "U.S. Persons", as such term is defined in Regulation S promulgated under the U.S. Securities Act, unless registered under the U.S. Securities Act and applicable state securities laws or pursuant to an exemption from such registration requirements.

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